Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Farhan Ahmad	Erica Rodriguez Pompen
	Investor Relations	Media Relations
	farhanahmad@micron.com	epompen@micron.com
	(408) 834-1927	(408) 834-1873

MICRON TECHNOLOGY, INC. REPORTS RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR OF FISCAL 2021

Fiscal 2021 marks record year for mobile, auto and industrial markets

BOISE, Idaho, Sept. 28, 2021 – Micron Technology, Inc. (Nasdaq: MU) today announced results for its fourth quarter and full year of fiscal 2021, which ended Sept. 2, 2021.

Fiscal Q4 2021 highlights
•Revenue of $8.27 billion versus $7.42 billion for the prior quarter and $6.06 billion for the same period last year
•GAAP net income of $2.72 billion, or $2.39 per diluted share
•Non-GAAP net income of $2.78 billion, or $2.42 per diluted share
•Operating cash flow of $3.88 billion versus $3.56 billion for the prior quarter and $2.27 billion for the same period last year
Fiscal 2021 highlights
•Revenue of $27.71 billion versus $21.44 billion for the prior year
•GAAP net income of $5.86 billion, or $5.14 per diluted share
•Non-GAAP net income of $6.98 billion, or $6.06 per diluted share
•Operating cash flow of $12.47 billion versus $8.31 billion for the prior year

“Micron’s outstanding fourth quarter execution capped a year of several key milestones,” said Micron Technology President and CEO Sanjay Mehrotra. “In fiscal 2021, we established DRAM and NAND technology leadership, drove record revenues across multiple markets, and initiated a quarterly dividend. The demand outlook for 2022 is strong, and Micron is delivering innovative solutions to our customers, fueling our long-term growth.”

Quarterly Financial Results
(in millions, except per share amounts)	GAAP(1)			Non-GAAP(2)
	FQ4-21	FQ3-21	FQ4-20	FQ4-21	FQ3-21	FQ4-20

Revenue	$8,274	$7,422	$6,056	$8,274	$7,422	$6,056
Gross margin	3,912	3,126	2,068	3,964	3,185	2,111
percent of revenue	47.3%	42.1%	34.1%	47.9%	42.9%	34.9%
Operating expenses	957	1,327	911	891	821	809
Operating income	2,955	1,799	1,157	3,073	2,364	1,302
percent of revenue	35.7%	24.2%	19.1%	37.1%	31.9%	21.5%
Net income attributable to Micron	2,720	1,735	988	2,778	2,173	1,229
Diluted earnings per share	2.39	1.52	0.87	2.42	1.88	1.08

Annual Financial Results
(in millions, except per share amounts)	GAAP(1)		Non-GAAP(2)
	FY 21	FY 20	FY 21	FY 20

Revenue	$27,705	$21,435	$27,705	$21,435
Gross margin	10,423	6,552	10,987	6,718
percent of revenue	37.6%	30.6%	39.7%	31.3%
Operating expenses	4,140	3,549	3,320	3,299
Operating income	6,283	3,003	7,667	3,419
percent of revenue	22.7%	14.0%	27.7%	16.0%
Net income attributable to Micron	5,861	2,687	6,976	3,235
Diluted earnings per share	5.14	2.37	6.06	2.83

Investments in capital expenditures, net(2) were $2.01 billion for the fourth quarter of 2021 and $9.72 billion for the full year of 2021, which resulted in adjusted free cash flows(2) of $1.88 billion for the fourth quarter of 2021 and $2.75 billion for the full year of 2021. Micron repurchased approximately 13.9 million shares of its common stock for $1.05 billion during the fourth quarter of 2021 and 15.6 million shares of its common stock for $1.20 billion during the full year of 2021 and ended the year with cash, marketable investments, and restricted cash of $10.46 billion, for a net cash(2) position of $3.69 billion.

Business Outlook

The following table presents Micron’s guidance for the first quarter of 2022:

FQ1-22	GAAP(1) Outlook	Non-GAAP(2) Outlook

Revenue	$7.65 billion ± $200 million	$7.65 billion ± $200 million
Gross margin	46.0% ± 1%	47.0% ± 1%
Operating expenses	$986 million ± $25 million	$915 million ± $25 million
Diluted earnings per share	$2.00 ± $0.10	$2.10 ± $0.10

Further information regarding Micron’s business outlook is included in the prepared remarks and slides, which have been posted at investors.micron.com.

Investor Webcast

Micron will host a conference call on Tuesday, Sept. 28, 2021 at 2:30 p.m. MT to discuss its fourth quarter financial results and provide forward-looking guidance for its first quarter. A live webcast of the call will be available online at investors.micron.com. A webcast replay will be available for one year after the call. For Investor Relations and other company updates, follow @MicronTech on Twitter at twitter.com/MicronTech.

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, and manufacturing and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND, and NOR memory and storage products through our Micron® and Crucial® brands. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence and 5G applications that unleash opportunities — from the data center to the intelligent edge and across the client and mobile user experience. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

© 2021 Micron Technology, Inc. All rights reserved. Micron, the Micron logo, and all other Micron trademarks are the property of Micron Technology, Inc. All other trademarks are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements regarding our industry, our strategic position, the completion of and timing for closing the pending sale of our Lehi facility, and our financial and operating results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents we file with the Securities and Exchange Commission, specifically our most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.micron.com/certainfactors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

(1)GAAP represents U.S. Generally Accepted Accounting Principles.
(2)Non-GAAP represents GAAP excluding the impact of certain activities, which management excludes in analyzing our operating results and understanding trends in our earnings, adjusted free cash flow, net cash, and business outlook. Further information regarding Micron’s use of non-GAAP measures and reconciliations between GAAP and non-GAAP measures are included within this press release.

MICRON TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	September 2, 2021	June 3, 2021	September 3, 2020	September 2, 2021	September 3, 2020

Revenue	$8,274	$7,422	$6,056	$27,705	$21,435
Cost of goods sold	4,362	4,296	3,988	17,282	14,883
Gross margin	3,912	3,126	2,068	10,423	6,552

Research and development	705	670	630	2,663	2,600
Selling, general, and administrative	236	230	231	894	881
Restructure and asset impairments	22	453	50	488	60
Other operating (income) expense, net	(6)	(26)	—	95	8
Operating income	2,955	1,799	1,157	6,283	3,003

Interest income	9	8	13	37	114
Interest expense	(47)	(46)	(50)	(183)	(194)
Other non-operating income (expense), net	19	45	5	81	60
	2,936	1,806	1,125	6,218	2,983

Income tax (provision) benefit	(230)	(65)	(136)	(394)	(280)
Equity in net income (loss) of equity method investees	14	(6)	1	37	7
Net income	2,720	1,735	990	5,861	2,710

Net income attributable to noncontrolling interests	—	—	(2)	—	(23)
Net income attributable to Micron	$2,720	$1,735	$988	$5,861	$2,687

Earnings per share
Basic	$2.42	$1.55	$0.89	$5.23	$2.42
Diluted	2.39	1.52	0.87	5.14	2.37

Number of shares used in per share calculations
Basic	1,123	1,121	1,111	1,120	1,110
Diluted	1,138	1,145	1,131	1,141	1,131

MICRON TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

As of	September 2, 2021	June 3, 2021	September 3, 2020

Assets
Cash and equivalents	$7,763	$7,759	$7,624
Short-term investments	870	590	518
Receivables	5,311	4,231	3,912
Inventories	4,487	4,537	5,373
Assets held for sale	974	966	—
Other current assets	502	478	538
Total current assets	19,907	18,561	17,965
Long-term marketable investments	1,765	1,399	1,048
Property, plant, and equipment	33,213	32,209	31,031
Operating lease right-of-use assets	551	558	584
Intangible assets	349	350	334
Deferred tax assets	782	822	707
Goodwill	1,228	1,228	1,228
Other noncurrent assets	1,054	816	781
Total assets	$58,849	$55,943	$53,678

Liabilities and equity
Accounts payable and accrued expenses	$5,325	$4,427	$5,817
Current debt	155	297	270
Other current liabilities	944	738	548
Total current liabilities	6,424	5,462	6,635
Long-term debt	6,621	6,418	6,373
Noncurrent operating lease liabilities	504	513	533
Noncurrent unearned government incentives	808	722	643
Other noncurrent liabilities	559	569	498
Total liabilities	14,916	13,684	14,682

Commitments and contingencies

Shareholders’ equity
Common stock	122	120	119
Additional capital	9,453	9,285	8,917
Retained earnings	39,051	36,452	33,384
Treasury stock	(4,695)	(3,645)	(3,495)
Accumulated other comprehensive income (loss)	2	47	71
Total equity	43,933	42,259	38,996
Total liabilities and equity	$58,849	$55,943	$53,678

MICRON TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

For the year ended	September 2, 2021	September 3, 2020

Cash flows from operating activities
Net income	$5,861	$2,710
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense and amortization of intangible assets	6,214	5,650
Amortization of debt discount and other costs	30	26
Noncash restructure and asset impairment	454	40
Stock-based compensation	378	328
(Gain) loss on debt prepayments, repurchases, and conversions	1	(40)
Change in operating assets and liabilities
Receivables	(1,446)	(723)
Inventories	866	(435)
Accounts payable and accrued expenses	210	725
Deferred income taxes, net	(50)	79
Other	(50)	(54)
Net cash provided by operating activities	12,468	8,306

Cash flows from investing activities
Expenditures for property, plant, and equipment	(10,030)	(8,223)
Purchases of available-for-sale securities	(3,163)	(1,857)
Proceeds from maturities of available-for-sale securities	1,250	814
Proceeds from sales of available-for-sale securities	856	1,458
Proceeds from government incentives	495	262
Other	3	(43)
Net cash provided by (used for) investing activities	(10,589)	(7,589)

Cash flows from financing activities
Repayments of debt	(1,520)	(4,366)
Payments to acquire treasury stock	(1,294)	(251)
Payments on equipment purchase contracts	(295)	(63)
Acquisition of noncontrolling interest in IMFT	—	(744)
Proceeds from issuance of debt	1,188	5,000
Other	140	107
Net cash provided by (used for) financing activities	(1,781)	(317)

Effect of changes in currency exchange rates on cash, cash equivalents, and restricted cash	41	11

Net increase (decrease) in cash, cash equivalents, and restricted cash	139	411
Cash, cash equivalents, and restricted cash at beginning of period	7,690	7,279
Cash, cash equivalents, and restricted cash at end of period	$7,829	$7,690

MICRON TECHNOLOGY, INC.
NOTES
(Unaudited)

Inventory

Effective as of the beginning of the second quarter of 2021, we changed our method of inventory costing from average cost to FIFO. This change in accounting principle is preferable because in an environment with continuously changing production costs FIFO more closely matches the actual cost of goods sold with the revenues from sales of those specific units, better represents the actual cost of inventories remaining on hand at any period-end, and improves comparability with our semiconductor industry peers. The change to FIFO was not material to any prior periods, nor was the cumulative effect of $133 million material to the second quarter of 2021. As such, prior periods were not retrospectively adjusted, and the cumulative effect was reported as an increase to cost of goods sold for the second quarter of 2021 of $133 million, with an offsetting reduction to beginning inventories. This charge resulted in a corresponding reduction to operating income, a $128 million reduction to net income, and an $0.11 reduction to diluted earnings per share for both the second quarter and the year ended 2021.

Beginning in the second quarter of 2021, we changed the classification of spare parts for equipment to better align with the manner in which they are used in operations. As a result, we now present spare parts as other current assets and no longer as a component of raw materials inventories. This reclassification was applied on a retrospective basis. As a result, $254 million of spare parts were presented in other current assets as of September 2, 2021, and we reclassified $256 million and $234 million of spare parts from inventories to other current assets in the accompanying balance sheets as of June 3, 2021 and September 3, 2020, respectively.

Lehi, Utah, Fab and 3D XPoint

In the second quarter of 2021, we updated our portfolio strategy to further strengthen our focus on memory and storage innovations for the data center market. In connection therewith, we determined that there was insufficient market validation to justify the ongoing investments required to commercialize 3D XPointTM at scale. Accordingly, we ceased development of 3D XPoint technology and engaged in discussions with potential buyers for the sale of our facility located in Lehi that was dedicated to 3D XPoint production. As a result, we classified the property, plant, and equipment as held for sale and ceased depreciating the assets. On June 30, 2021, we announced that we have entered into a definitive agreement to sell our Lehi facility to Texas Instruments for cash consideration of $900 million. The sale is anticipated to close later this calendar year.

In the third quarter of 2021, we recognized a charge of $435 million included in restructure and asset impairments (and a tax benefit of $104 million included in income tax (provision) benefit) to write down the assets held for sale to the expected consideration, net of estimated selling costs, to be realized from the sale of these assets and liabilities. The impairment charge was based on Level 3 inputs including expected consideration and the composition of assets included in the sale, which were derived from the agreement with TI. In the second quarter of 2021, we also recognized a charge of $49 million to cost of goods sold to write down 3D XPoint inventory due to our decision to cease further development of this technology.

As of September 2, 2021, the significant balances of assets held for sale in connection with our Lehi facility were as follows:

As of	September 2, 2021

Property, plant, and equipment	$1,334
Other current assets	50
Impairment	(435)
Lehi assets held for sale	$949

As of September 2, 2021, we also had a $50 million finance lease obligation included in the current portion of long-term debt and $11 million of other liabilities that we expect to transfer with the sale. The expected cash consideration, net of estimated selling expenses, approximates the carrying value of the net assets and liabilities expected to transfer in the sale, after giving effect to the impairment charge discussed above.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In millions, except per share amounts)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	September 2, 2021	June 3, 2021	September 3, 2020	September 2, 2021	September 3, 2020

GAAP gross margin	$3,912	$3,126	$2,068	$10,423	$6,552
Stock-based compensation	43	45	37	186	139
Inventory accounting policy change to FIFO	—	—	—	133	—
Change in inventory cost absorption	—	—	—	160	—
3D XPoint inventory write-down	—	—	—	49	—
Other	9	14	6	36	27
Non-GAAP gross margin	$3,964	$3,185	$2,111	$10,987	$6,718

GAAP operating expenses	$957	$1,327	$911	$4,140	$3,549
Stock-based compensation	(50)	(53)	(52)	(209)	(189)
Restructure and asset impairments	(22)	(453)	(50)	(488)	(60)
Patent license charges	—	—	—	(128)	—
Other	6	—	—	5	(1)
Non-GAAP operating expenses	$891	$821	$809	$3,320	$3,299

GAAP operating income	$2,955	$1,799	$1,157	$6,283	$3,003
Stock-based compensation	93	98	89	395	328
Inventory accounting policy change to FIFO	—	—	—	133	—
Change in inventory cost absorption	—	—	—	160	—
3D XPoint inventory write-down	—	—	—	49	—
Restructure and asset impairments	22	453	50	488	60
Patent license charges	—	—	—	128	—
Other	3	14	6	31	28
Non-GAAP operating income	$3,073	$2,364	$1,302	$7,667	$3,419

GAAP net income attributable to Micron	$2,720	$1,735	$988	$5,861	$2,687
Stock-based compensation	93	98	89	395	328
Inventory accounting policy change to FIFO	—	—	—	133	—
Change in inventory cost absorption	—	—	—	160	—
3D XPoint inventory write-down	—	—	—	49	—
Restructure and asset impairments	22	453	50	488	60
Patent license charges	—	—	—	128	—
Amortization of debt discount and other costs	8	7	6	30	26
(Gain) loss on debt repurchases and conversions	—	1	—	1	(40)
Other	3	14	6	31	28
Estimated tax effects of above and other tax adjustments	(68)	(135)	90	(300)	146
Non-GAAP net income attributable to Micron	$2,778	$2,173	$1,229	$6,976	$3,235

GAAP weighted-average common shares outstanding - Diluted	1,138	1,145	1,131	1,141	1,131
Adjustment for stock-based compensation and capped calls	9	9	11	10	10
Non-GAAP weighted-average common shares outstanding - Diluted	1,147	1,154	1,142	1,151	1,141

GAAP diluted earnings per share	$2.39	$1.52	$0.87	$5.14	$2.37
Effects of the above adjustments	0.03	0.36	0.21	0.92	0.46
Non-GAAP diluted earnings per share	$2.42	$1.88	$1.08	$6.06	$2.83

RECONCILIATION OF GAAP TO NON-GAAP MEASURES, Continued

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	September 2, 2021	June 3, 2021	September 3, 2020	September 2, 2021	September 3, 2020

GAAP net cash provided by operating activities	$3,884	$3,560	$2,271	$12,468	$8,306
Investments in capital expenditures, net
Expenditures for property, plant, and equipment, net(1)	(2,011)	(2,185)	(2,268)	(9,922)	(8,154)
Payments on equipment purchase contracts	(156)	(16)	(14)	(295)	(63)
Amounts funded by partners	160	159	122	502	272
Adjusted free cash flow	$1,877	$1,518	$111	$2,753	$361

(1)Expenditures for property, plant, and equipment, net include proceeds from sales of property, plant, and equipment of $4 million for the fourth quarter of 2021, $74 million for the third quarter of 2021, $12 million for the fourth quarter of 2020, $108 million for the full year of 2021, and $69 million for the full year of 2020.

As of	September 2, 2021	June 3, 2021	September 3, 2020

Cash and short-term investments	$8,633	$8,349	$8,142
Current and noncurrent restricted cash	66	67	66
Long-term marketable investments	1,765	1,399	1,048
Current and long-term debt	(6,776)	(6,715)	(6,643)
Net cash	$3,688	$3,100	$2,613

The tables above reconcile GAAP to non-GAAP measures of gross margin, operating expenses, operating income, net income attributable to Micron, diluted shares, diluted earnings per share, adjusted free cash flow, and net cash. The non-GAAP adjustments above may or may not be infrequent or nonrecurring in nature, but are a result of periodic or non-core operating activities. We believe this non-GAAP information is helpful in understanding trends and in analyzing our operating results and earnings. We are providing this information to investors to assist in performing analysis of our operating results. When evaluating performance and making decisions on how to allocate our resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. We believe these non-GAAP financial measures increase transparency by providing investors with useful supplemental information about the financial performance of our business, enabling enhanced comparison of our operating results between periods and with peer companies. The presentation of these adjusted amounts varies from amounts presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies. Our management excludes the following items in analyzing our operating results and understanding trends in our earnings:

•Stock-based compensation;
•Flow-through of business acquisition-related inventory adjustments;
•Acquisition-related costs;
•Start-up and preproduction costs;
•Employee severance;
•Patent license charges;
•Restructure and asset impairments;
•Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with our convertible notes and other debt;
•Gains and losses from debt repurchases and conversions;
•Gains and losses from business acquisition activities;
•Initial impact of inventory accounting policy change to FIFO and change in inventory cost absorption in the second quarter of 2021; and
•The estimated tax effects of above, non-cash changes in net deferred income taxes, assessments of tax exposures, certain tax matters related to prior fiscal periods, and significant changes in tax law.

Non-GAAP diluted shares are adjusted for the impact of additional shares resulting from the exclusion of stock-based compensation from non-GAAP income. Non-GAAP diluted shares also include the impact of capped calls, which are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of convertible notes, based on the average share price for the period the capped calls were outstanding.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

FQ1-22	GAAP Outlook	Adjustments		Non-GAAP Outlook

Revenue	$7.65 billion ± $200 million	—		$7.65 billion ± $200 million
Gross margin	46.0% ± 1%	1%	A	47.0% ± 1%
Operating expenses	$986 million ± $25 million	$71 million	B	$915 million ± $25 million
Diluted earnings per share(1)	$2.00 ± $0.10	$0.10	A, B, C	$2.10 ± $0.10

Non-GAAP Adjustments (in millions)

A	Stock-based compensation – cost of goods sold	$43
A	Other – cost of goods sold	5
B	Stock-based compensation – research and development	39
B	Stock-based compensation – sales, general, and administrative	32
C	Tax effects of the above items and other tax adjustments	(4)
		$115

(1)GAAP earnings per share based on approximately 1.13 billion diluted shares and non-GAAP earnings per share based on approximately 1.14 billion diluted shares.

The tables above reconcile our GAAP to non-GAAP guidance based on the current outlook. The guidance does not incorporate the impact of any potential business combinations, divestitures, restructuring activities, balance sheet valuation adjustments, strategic investments, financing transactions, and other significant transactions. The timing and impact of such items are dependent on future events that may be uncertain or outside of our control.